AMENDMENT NO. 1 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the “Agreement”) between DELAWARE GROUP LIMITED-TERM GOVERNMENT FUNDS and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”), amended as of the XXth day of June, 2019, lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Fund Name	Effective Date	Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
Delaware Tax-Exempt Income Fund	[ ]	[ ]
Delaware Tax-Exempt Opportunities Fund	[ ]	[ ]
Delaware Tax-Free California II Fund	[ ]	[ ]
Delaware Tax-Free New Jersey Fund	[ ]	[ ]
Delaware Tax-Free New York II Fund	[ ]	[ ]
Delaware Tax-Free Oregon Fund	[ ]	[ ]

DELAWARE MANAGEMENT COMPANY, A series of Delaware Management Business Trust By: Name: Title:	DELAWARE GROUP LIMITED-TERM GOVERNMENT FUNDS By: Name: Title: